Exhibit 99.1

FOR IMMEDIATE RELEASE

Aircastle Announces Pricing of $650 Million Aggregate Principal

Amount of 5.000% Senior Notes Due 2030

STAMFORD, Conn., July 14, 2025/PRNewswire/ — Aircastle Limited (“Aircastle”) announced today that it and its wholly-owned subsidiary, Aircastle (Ireland) Designated Activity Company (together with Aircastle, the “Issuers”), priced $650 million aggregate principal amount of 5.000% Senior Notes due 2030 (the “Notes”) at an issue price of 99.306%. The Notes will be the Issuers’ unsecured senior obligations and will initially be fully and unconditionally guaranteed on a senior unsecured basis (the “Guarantee” and, together with the Notes, the “Securities”) by Aircastle’s wholly-owned subsidiary, Aircastle Advisor LLC, a Delaware limited liability company. The offering is expected to close on July 17, 2025, subject to the satisfaction of customary closing conditions.

The Issuers intend to use the net proceeds from the offering for general corporate purposes, which may include the acquisition of aircraft, as well as refinancing a portion of their existing indebtedness.

The Securities were offered in the United States to persons reasonably believed to be qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and outside the United States pursuant to Regulation S under the Securities Act. The Securities have not been and will not be registered under the Securities Act and may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any Securities nor does it constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

About Aircastle Limited

Aircastle Limited acquires, leases and sells commercial jet aircraft to airlines throughout the world. As of May 31, 2025, Aircastle owned and managed on behalf of its joint venture 272 aircraft leased to 78 airline customers located in 47 countries.

Safe Harbor

Certain statements in this press release are forward-looking statements within the meaning of the federal securities laws, including the Private Securities Litigation Reform Act of 1995, including, but not limited to, the Issuers’ ability to consummate the offering and issue the Notes, expected closing date of the offering and the intended use of proceeds from the offering. Words such as “anticipates,” “expects,” “enable,” “intends,” “plans,” “positions,” “projects,” “believes,” “may,” “will” and variations on these words and similar expressions are intended to identify such forward-looking statements. The consummation of the offering is subject to market conditions and other factors that are beyond the

Issuers’ control. Accordingly, no assurance can be given that the offering will be completed on the contemplated terms or at all and you should not place undue reliance on any such forward-looking statements contained in this press release. In addition, new risks and uncertainties emerge from time to time, and it is not possible for the Issuers to predict or assess the impact of every factor that may cause their actual results to differ from those contained in any forward-looking statements. Such forward-looking statements speak only as of the date of this press release. The Issuers expressly disclaim any obligation to revise or update publicly any forward-looking statement to reflect future events or circumstances.

Contact:

Aircastle Advisor LLC

Jim Connelly, SVP ESG & Corporate Communications

Tel: +1 (203) 504-1871

jconnelly@aircastle.com